FIRST AMENDMENT TO THE ADMINISTRATIVE SERVICES AGREEMENT
          Pacific Life & Annuity Company (the “Insurer”) has entered into an Administrative Services Agreement dated March 25, 2006 (the “Agreement”), with FAM Distributors, Inc. regarding the issuance of variable annuity contracts and variable life insurance policies and the performance of certain administrative services for the Fund.
          The parties to the Agreement hereby agree to amend the Agreement as follows:
     1. Underwriter
BlackRock Distributors, Inc., a broker-dealer registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and a member in good standing of the National Association of Securities Dealers, Inc., will act as principal underwriter of the shares of the Fund under the Agreement. References to “FAM Distributors, Inc.” or “Distributors” shall mean “BlackRock Distributors, Inc.” Effective September 29, 2006 (the “Effective Date”) BlackRock Distributors, Inc. assumed all of FAM Distributor’s rights, duties and obligations arising under the Agreement. Insurer hereby expressly and absolutely releases FAM Distributors from all of their respective duties and obligations arising under the Agreement on or after the Effective Date.
     2. Fund
References to “FAM Variable Series Funds, Inc.” are hereby changed to “BlackRock Variable Series Funds, Inc.,” and “Fund” shall mean “BlackRock Variable Series Funds, Inc.”
3. Section 1(a) of the Agreement shall be deleted and replaced with the following:
“The Fund will direct its advisor to pay the Company .25% per annum of the average daily net assets of the applicable Portfolio that are held in Separate Accounts of Insurer pursuant to Fund Participation Agreement among Company, Distributor and the Fund dated July 25, 2005, as amended.”
4. In section 5(a) of the Agreement, the information for FAMD is hereby deleted and replace with the following:
If to BlackRock Distributors, Inc., addressed to:
Bruno DiStefano
BlackRock Distributors, Inc.
760 Moore Road
King of Prussia, PA 19406
With a copy to:
Anne Ackerley
BlackRock, Inc.
40 East 52nd Street, 6 floor
New York, NY 10022
5. The Agreement, together with the Fund Participation Agreement, is the complete and exclusive statement of the agreement between the parties as to the subject matter hereof which supersedes all proposals or agreements, oral or written, and all other communications between the parties related to the subject matter of this Agreement.
All references to the Portfolios listed in Schedule B to the Agreement are hereby refered to the Schedule B of the Fund Participation Agreement. The Schedule B to the Agreement is hereby deleted.
          To the extent that provisions of the Agreement and this Amendment are in conflict, the terms of this Amendment shall control. Except to the extent amended by this Amendment, the Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as amended hereby. Capitalized terms not defined in this Amendment shall have the definition set forth in the Agreement.
IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers signing below as of the day and year first above written.

Pacific Life & Annuity Company		FAM Distributors, Inc.

Signature:	/s/ James T. Morris	Signature:	/s/ Adam Lantz

Name:	James T. Morris	Name:	Adam Lantz

Title:	President and CEO	Title:	Secretary

Date:	June 22, 2007

BlackRock Distributors, Inc.

Signature:	/s/ Bruno Distefano

Name:	Bruno Distefano

Title:	VP

ADMINISTRATIVE SERVICES AGREEMENT
     THIS AGREEMENT is made this 25th day of March 2006, between FAM DISTRIBUTORS, INC., a broker-dealer registered as such under the Securities Exchange Act of 1934, as amended (“FAMD”), and PACIFIC LIFE & ANNUITY COMPANY, a life insurance company organized under the laws of the state of Arizona (the “Insurer”).
     WHEREAS, FAMD is the principal underwriter to the FAM Variable Series Funds, Inc. (the “Fund”); and
     WHEREAS, the Insurer issues variable annuity contracts and/or variable life insurance policies (the “Contracts”); and
     WHEREAS, the Insurer and the Fund have entered into a Fund Participation Agreement (“Participation Agreement”) dated July 25th, 2005, providing for the sale of shares of the Fund to certain separate accounts of the Insurer (“Separate Accounts”); and
     WHEREAS, amounts invested in the Contracts by contract owners are deposited in the Separate Accounts of the Insurer which will in turn purchase shares of certain portfolios of the Fund, each of which is an investment option offered by the Contracts (the “Portfolios”); and
     WHEREAS, the Fund expects to derive substantial savings in administrative expenses by virtue of having the Separate Accounts of the Insurer as shareholders of record of Fund shares and having the Insurer perform certain administrative services for the Fund (which are identified on Schedule A hereto); and
     WHEREAS, neither FAMD nor the Insurer has any contractual or other legal obligation to perform such administrative services for the Fund; and
     WHEREAS, the Insurer desires to be compensated for providing such administrative services to the Fund; and
     WHEREAS, FAMD desires that the Fund benefit from the lower administrative expenses expected to result from the administrative services performed by the Insurer holding omnibus accounts with the Fund’s transfer agent on behalf of contract owners; and
     WHEREAS, FAMD accordingly would prefer to compensate the Insurer for providing administrative services to the Fund from its own funds, derived from its own resources, including its bona fide profits, rather than request that the Fund bear the costs of such compensation:
     NOW, THEREFORE, the parties agree as follows:

1. Administration Expense Payments.
(a)	FAMD agrees to pay the Insurer an amount equal to twenty-five basis points (0.25%) per annum of the average daily net assets of the Portfolios listed on Schedule B attached hereto that are held in Separate Accounts of Insurer pursuant to the Participation
Agreement(s).

(b)	F AMD shall calculate the payment contemplated by this Section I at the end of each fiscal quarter and will make such payment (“Quarterly Payment”) to Insurer, without demand or notice by Insurer, in a manner mutually agreed upon by the parties from time to time.

(c)	From time to time, the parties shall review the Quarterly Payment to determine whether it exceeds or is reasonably expected to exceed the incurred and anticipated costs, over time, of the Insurer. The parties agree to negotiate in good faith a reduction to the Quarterly Payment as necessary to eliminate any such excess.
2. Nature of Payments.
     The parties to this Agreement recognize and agree that F AMD’s payments to the Insurer are for administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution of Contracts or of Fund shares and are not otherwise related to investment advisory or distribution services or expenses. The amount of administration expense payments made by FAMD to the Insurer pursuant to Section 1 (a) of this Agreement are derived from F AMD’s or the Fund’s adviser’s bona fide profits from serving as principal underwriter or investment adviser to any Fund, and are designated to reimburse or compensate the Insurer for providing administrative services with respect to the Contracts or any Accounts.
3. Term and Termination.
(a)	Any Party may terminate this Agreement, without penalty, on sixty (60) days’ advance written notice to the other Party. Unless so terminated, this Agreement shall continue in effect for so long as F AMD or its successor(s) in interest, or any affiliate thereof, continues to perform in a similar capacity for the Fund, and for so long as Insurer or its successors(s) in interest, or any affiliate thereof, provides the services contemplated hereunder with respect to Contracts under which values or monies are allocated to a Portfolio.

(b)	This Agreement shall automatically terminate upon (i) the termination of the Participation Agreement(s) between the Insurer and the Fund, or (ii) the dissolution or bankruptcy of any party hereto, or in the event that any party hereto is placed in receivership or rehabilitation, or in the event that the management of its affairs is assumed by any governmental, regulatory or judicial authority.

4. Amendment.
     This Agreement may be amended only upon mutual written agreement of the parties hereto.
5. Notices.
     All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered
(a)	to FAMD, at 800 Scudders Mill Road, Plainsboro, New Jersey 08536, attention: General Counsel; and

(b)	to the Insurer, at 700 Newport Center Drive, Newport Beach, CA 92660, attention: General Counsel
6. Miscellaneous.
(a)	Successors and Assigns. This Agreement shall be binding upon the parties hereto and their transferees, successors and assigns. The benefits of and the right to enforce this Agreement shall accrue to the parties and their transferees, successors and assigns.

(b)	Assignment. Neither this Agreement nor any of the rights, obligations or liabilities of either party hereto shall be assigned without the written consent of the other party.

(c)	Intended Beneficiaries. Nothing in this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable claim, right or remedy. Rather, this Agreement is intended to be for the sole and exclusive benefit of the parties hereto.

(d)	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

(e)	Applicable Law. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the State of New York, without reference to the conflict of law thereof.

(f)	Severability. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as of the invalid or unenforceable portion had not been inserted.

(g)	Entire Agreement. This Agreement, including the attachments hereto, constitutes the entire agreement between the parties with respect to the matters dealt with herein, and supersedes all previous agreements, written or oral, with respect to such matters.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
PACIFIC LIFE & ANNUITY COMPANY
BY: /s/ James T. Morris
Name: James T. Morris
Title: Chief Operating Officer
BY: /s/ Audrey L. Milfs
Name: Audrey L. Milfs
Title: Vice President and Secretary
FAM DISTRIBUTORS, INC.

BY:
Name:
Title:

Schedule A
ADMINISTRATIVE SERVICES FOR THE FUND
Maintenance of books and records
•	Maintaining an inventory of share purchases for use in recording issuance of shares.

•	Performing miscellaneous accounting services for use in recording transfers of shares (via net purchase orders).

•	Ensuring reconciliation and balancing of the Separate Account at the Fund level in the general ledger and reconciliation of cash accounts at general account level.
Purchase Orders
•	Determination of net amount of cash flow into Fund.

•	Reconciliation and deposit of receipts at Fund and confirmation thereof.
Redemption Orders
•	Determination of net amount required for redemptions by Fund.

•	Notification to Fund of cash required to meet payments.

•	Cost of share redemptions.
Reports
•	Periodic information reporting to the Fund.
Fund-Related Contract Owner Services
•	Telephonic support for contract owners with respect to inquiries about the Fund (not including information about performance or related to sales.)
Other Administrative Support
•	Sub-Accounting services.

•	Providing other administrative support to the Fund as mutually agreed between the Insurer and the Fund.

•	Relieving the Fund of other usual or incidental administrative services provided to individual contract owners.

•	Preparation of reports to certain third-party reporting services.
Schedule A

Schedule B
Offered to Separate Accounts of PACIFIC LIFE & ANNUITY COMPANY

PORTFOLIOS AND CLASSES OF
FAM VARIABLE SERIES FUNDS, INC. RATE	APPLICABLE FEE
Class III Shares of the following Funds:

Mercury American Balanced V.I. Fund	0.25%
Mercury Global Allocation V.I. Fund	0.25%
Schedule B